Exhibit 3.1
CERTIFICATE OF TRUST
OF
ECA MARCELLUS TRUST I
     THIS Certificate of Trust of ECA Marcellus Trust I (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).
     1. Name. The name of the statutory trust formed by this Certificate of Trust is ECA Marcellus Trust I.
     2. Delaware Trustee. The name and business address of the trustee of the Trust with its principal place of business in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801.
     3. Effective Date. This Certificate of Trust shall be effective upon filing.
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     IN WITNESS WHEREOF, the undersigned have duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.
ACTING TRUSTEE
/s/ Michael Fletcher
MICHAEL FLETCHER

     IN WITNESS WHEREOF, the undersigned have duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

THE CORPORATION TRUST COMPANY
By:	/s/ Jennifer A. Schwartz
	Name:	Jennifer A. Schwartz
	Title:	Assistant Vice President